EXHIBIT 10.3

Textron Inc.	Tel: (401) 421-2800
40 Westminster Street
Providence, RI 02903-2525

September 22, 2009

Mr. Lewis B. Campbell
Textron Inc.
40 Westminster Street
Providence, Rhode Island 02903

Re:        Retirement

Dear Lewis:

On behalf of the Board of Directors of Textron Inc., we wanted to thank you for your years of service with Textron and to confirm our mutual understandings as to what will occur with regard to your retirement.

1. Your Retirement

This confirms our understanding that you will be retiring from your position as Chief Executive Officer of Textron effective as of December 1, 2009 (your “Retirement Date”).  You  have agreed to continue to serve as Textron’s non-executive Chairman at the discretion of the Board until no later than Textron’s 2011 annual meeting of shareholders.  You shall resign from the Board when your Chairmanship expires unless otherwise requested by the Board.

2. Compensation for Your Service as Chairman and Retirement Benefits

In connection with your retirement and your service as non-executive Chairman, after your Retirement Date, you will receive the following:

(1)        You will be paid an annual retainer at the rate of $400,000 per year for the time that you serve as Textron’s non-executive Chairman, payable quarterly in arrears and prorated for partial years.  You will be subject to the same travel, aircraft and expense policies as all other non-executive directors.

(2)        All continued service and individual performance requirements of your outstanding performance share units, performance cash units and restricted stock units are waived.  All corporate performance requirements and the other terms and conditions of the outstanding awards continue in effect.

(3)        You will receive a pro rated annual cash bonus under Textron’s current annual incentive compensation plan for the portion of Textron’s current fiscal year preceding your Retirement Date subject to and based upon attainment of the performance goals established with respect to such bonus.

(4)        You will be paid all amounts (and provided all benefits) to which you are entitled under the Supplemental Retirement Plan for Textron Key Executives (as modified by Section 3.4 of your Amended and Restated Employment Agreement dated February 26, 2008 (your “Employment Agreement”), Textron Retirement Program, Spillover Pension Plan, Textron Savings Plan, and the Spillover Savings Plan and any other pension or retirement plan or arrangement of Textron in which you participate in accordance with their terms (including Section 3.4 of your Employment Agreement) and any applicable elections.  You will have your rights as a retiree in respect of your options and equity grants.

(5)        You will be paid all amounts (and provided all benefits) to which you are entitled under Textron’s Deferred Income Plan in accordance with your distribution election.

(6)        You will be paid all amounts (and provided all benefits) to which you are entitled under any welfare plan or arrangement of Textron in which you participate, including retiree medical, dental and life insurance.

(7)        You will be paid any unpaid salary, accrued but unused vacation, expense reimbursements or other “Accrued Obligations” accrued pursuant to your Employment Agreement through your Retirement Date.

3. Continuing Obligations

(a) Noncompetition, Nonsolicitation, Confidentiality and Nondisparagement.  Section 9 of your Employment Agreement will continue to apply to you after your Retirement Date.

(b) Cooperation. You agree to make yourself reasonably available and cooperate with reasonable requests from Textron for information concerning any business or legal matters involving facts or events relating to Textron that may be within your knowledge and cooperate with reasonable requests by Textron in connection with any litigation, regulatory proceeding or investigation that may be brought by or against Textron or third-party claims brought against you relating to Textron.  The foregoing portion of this paragraph is only applicable with respect to matters arising during or relating to your period of services with Textron as an employee, officer or director.  Textron will pay or reimburse any reasonable expenses you incur as a result of complying with this Section 3(b).

(c) Liability Insurance, Etc.  Section 10 of your Employment Agreement will continue to apply to you and Textron following your Retirement Date.  All rights you have with regard to indemnification as a director or officer of Textron (including rights to advancement of legal fees) shall continue.

4. General Provisions.

(a) Construction.  Sections 12.2 and 14 of your Employment Agreement will apply to this letter (substituting references to the “Agreement” with references to this letter).  Also, Section 12.1 of your Employment Agreement will apply to this letter but only with respect to obligations under your Employment Agreement that continue under this letter.

(b) Tax Witholding.  Textron may withold from any benefits payable under this letter all federal, state, city or other taxes as may be required pursuant to law, regulation or ruling.

(c) Your Employment Agreement.  Except as otherwise provided in this letter, you and Textron mutually agree that your Employment Agreement will terminate effective as of the Retirement Date without any other payments to you (other than as specifically set forth in this letter).

(d) 409A.  It is intended that you will have a "separation from service" within the meaning of Internal Revenue Code Section 409A on your Retirement Date. Any services you provide to Textron thereafter will be as a director and, to the extent, any such services are not classified as director services but as consulting services they are intended to be nominal and below the twenty percent criteria of the definition of "separation from service" under Section 409A.

(e) Entire Agreement.  This letter is the entire agreement between you and Textron with respect to your retirement and supersedes the Employment Agreement and any earlier agreement, written or oral, with respect to the subject matter hereof, provided that all award agreements governing outstanding long-term incentive awards shall remain in full force and effect except as specifically modified hereby.

I hope the preceding agrees with your understanding.  If you agree, please sign and return this letter, which will become a binding agreement on our receipt.

Very truly yours,

Textron Inc.

By:	/s/Lord Powell of Bayswater KCMG
Lord Powell of Bayswater KCMG
Chairman, Compensation
Committee of the Board of
Directors

Accepted as of the above date by:

/s/Lewis B. Campbell
Lewis B. Campbell

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